Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is between PFO Global, Inc. (“Company”) and Matt Cevasco (“Executive”) and is effective as of February 29, 2016 (“Effective Date”). In consideration of the mutual covenants set forth herein, Company and Executive (collectively “the Parties” and each individually a “Party”) agree as follows:

1.          Executive’s Employment with Company. During the Term, Company agrees to employ Executive as Chief Executive Officer of Company or in any other position to which the Parties subsequently agree. During Executive’s employment with Company, Executive agrees to devote all of Executive’s time, energy, skill and best efforts to the performance of Executive’s job duties, as assigned by Company, and to the business of Company, and shall perform such duties as assigned by Company – which duties may change from time to time – in a diligent, trustworthy, and business-like manner and in compliance with all applicable laws. While frequent travel may be required of Executive in Executive’s performance of Executive’s job duties for Company, Executive’s primary work location shall be located in Irving, Texas or any other location at which Company’s headquarters may be located during the Term. Executive shall not at any time during Executive’s employment with Company: (a) work on any basis (including, without limitation, part-time or as an independent contractor) for a Competing Business (as defined in Section 5(d)); or (b) participate in any way in any other business that is not a Competing Business to the extent that such participation adversely affects Executive’s performance of Executive’s job duties for Company or may or does adversely affect Company in any way. Executive acknowledges and agrees that Executive will comply with Company’s existing and future policies, manuals and procedures as adopted and provided to Executive.

2.          Term of Agreement. Executive’s employment with Company pursuant to the terms of this Agreement will begin on the Effective Date and will remain in effect for a one (1) year period immediately after the Effective Date, unless earlier terminated in accordance with Section 7 (“Initial Term”), and, unless either Party sends the other Party a notice of intent not to renew at least sixty (60) days prior to the expiration date of the applicable term, shall renew for one or more additional one (1) year term(s), subject to earlier termination pursuant to Section 7 (each, a “Renewal Term”) thereafter. (The Initial Term and any Renewal Term is referred to herein collectively as the “Term.”)

3.          Compensation and Benefits.

(a)         Company shall pay Executive an annual base salary of $225,000.00 paid in equal lesser amounts on a twice monthly basis in accordance with Company’s normal payroll practices, subject to all required and/or authorized withholdings and deductions, (“Base Salary”) for all services rendered by Executive to Company or any of Company’s subsidiaries or affiliates.

(b)         Executive shall be eligible to participate in a discretionary annual bonus plan, through which plan Executive may receive an annual bonus of up to forty percent (40%) of the Base Salary (“Discretionary Bonus”), pursuant to the terms and conditions of such discretionary annual bonus plan (“Bonus Plan”). The Parties shall determine the performance metrics which must be met, if any, for any such Discretionary Bonus to be paid to Executive under the Bonus Plan, with such performance metrics containing short-term, mid-term and long-term goals in accordance with the following categories:

Percent of any Discretionary Bonus	Performance Metrics
10%	Sales objectives to be set exceeded
10%	Financial objectives to be set met
5%	Strategic plan objectives set by Company’s Board of Directors (“Board”) met
5%	Company employee retention and pay objectives set by Board met
5%	Effective communication with Company employees, customers, Board and other Company contacts as determined by Board
5%	Effective Company training and personnel management as determined by Board

Any Discretionary Bonus payable to Executive for a relevant calendar year will be paid on or before March 15 of the immediately following calendar year, provided that, Executive is employed by Company on such payment date(s), with the portions of any Discretionary Bonus concerning sales and financial objectives being paid on a quarterly basis during the relevant calendar year subject to the terms and conditions of the Bonus Plan and Company budget.

(c)          Executive shall receive the option to purchase up to five percent (5%) of the Class A Common Stock of Company for the amount of $0.30 per share subject to the terms and conditions of the PFO Global, Inc. 2015 Equity Incentive Plan, as existing and as may be amended from time to time, and subject to vesting requirements over a five-year period, the requirement that Executive sign a Subscription Agreement to receive such option to purchase the Class A Common Stock, and the terms and conditions of the Subscription Agreement.

(d)          Executive shall be eligible to participate in any Executive benefit plans maintained by Company subject to the terms and conditions of such plans as they may be amended from time to time.

(e)          Company shall provide Executive $800.00 per month during the Term for Executive’s use in purchasing or leasing an automobile for the Executive’s use in the Executive’s performance of Executive’s job duties for Company. Additionally, Executive’s use of, and responsibilities concerning, such automobile are subject to any Company automobile use policies as they may exist from time to time.

(f)          Subject to Section 16, Company will reimburse Executive for reasonable and necessary travel and other business expenses Executive incurs that are directly related to the Executive’s performance of Executive’s job duties for Company. Such expenses shall be reimbursed after Executive presents Company with documentation acceptable to Company of such expenses and in accordance with Company’s travel and business expense reimbursement policies as they may exist and be amended from time to time.

(g)          Subject to Section 16, during the Initial Term, Company will reimburse Executive up to $1,000.00 per month for amounts spent by Executive renting temporary living accommodations during the Initial Term and up to $1,500.00 per month for flights during the Initial Term between the city of Executive’s primary residence as of the Effective Date and the Dallas/Fort Worth Metroplex. Such expenses shall be reimbursed after Executive presents Company with documentation acceptable to Company of such expenses and in accordance with Company’s travel and business expense reimbursement policies as they may exist and be amended from time to time.

(h)          Compensation shall only be required, and Executive’s entitlement to any of the benefits referenced in this Section 3 shall only be in effect, during the Term and any termination of Executive’s employment or of this Agreement shall terminate Company’s obligation to compensate the Executive in any manner or provide any of the benefits referenced in this Section 3 for any period following the date of Executive’s termination of employment or of this Agreement, unless otherwise required by applicable law, any applicable plan documents as they may be amended from time to time, or Section 8. All payments referenced in this Section 3 are subject to all required and/or authorized withholdings and deductions.

4.          Confidential Information and Executive’s Non-Disclosure Agreement. During Executive’s employment with Company, Company agrees to provide Executive with Confidential Information (defined below) to which Executive has not previously had access. For purposes of this Agreement “Confidential Information” includes trade secrets or confidential information of Company, including, without limitation: client, referral source, business partner, investor and/or vendor identity, lists, databases, contact information, preferences, upcoming needs, and/or other information and/or history; contracts; processes; technical data; policies; pricing, costs, marketing, sales, business, marketing and/or other strategies, studies, analysis, plans or practices; designs; testing results; business and/or training manuals; business and/or financial information; audit processes; management methods and/or information; any original works of authorship by Company; or other business information disclosed to the Executive by Company, either directly or indirectly, in writing, orally, or by drawings or observation and whether disclosed to Executive before or after the Effective Date. Executive understands and agrees that Company is not required to provide Executive with all of the types of Confidential Information listed in the preceding sentence, but that Company will provide the Executive with access to some of these types of Confidential Information to which Executive did not have access prior to the Effective Date in a manner and at a time in Company’s sole discretion. In exchange for Company’s promise to provide Executive with Confidential Information, Executive shall not, during the period of Executive’s employment with Company or at any time thereafter, take, disclose, publish, use, exploit, or solicit, allow or assist another person to use, take, disclose, publish or exploit any Confidential Information, except as: (a) required in the ordinary course of Company’s business directly related to the Executive’s employment with Company and for the benefit of Company; or (b) required by law. Executive represents that Executive’s performance of all the terms of this Agreement and Executive’s job duties for Company do not, and will not, breach any agreement with any third party, and Executive will not, and acknowledges that Company has specifically instructed Executive not to, disclose to Company, use, or induce Company to use any confidential or proprietary information or material belonging to any previous employer or other third party. Additionally, during Executive’s employment, Company or Executive in performing Executive’s job duties for Company may receive from third parties their confidential information. Executive agrees not to take, use, publish, exploit or disclose it to any person or organization except as necessary in the course of Executive’s employment with Company and in accordance with any use agreement between Company and such third party. Furthermore, upon request by Company or upon the termination of Executive’s employment with Company for any reason, Executive shall immediately return and deliver to Company any and all Confidential Information and all other Company documents and items – whether in hard or digital form – and all copies thereof which belong to Company or any of Company’s subsidiaries or affiliates or relate to the business of Company or any Company subsidiary or affiliate and which are in Executive’s possession, custody or control, whether prepared by Executive or others. Executive further agrees that, after Executive provides a copy of such information or documents to Company, Executive will immediately delete and write over any information or documents relating to the business of Company or any of Company’s subsidiaries or affiliates from any computer, cellular phone or other digital or electronic device owned by Executive and, upon request by Company, provide such computer, cellular phone or other digital or electronic device to Company or Company’s designee for inspection to confirm that such information and documents have been deleted and written over so the information and documents cannot be retrieved.

5.          Executive’s Non-Competition, Non-Solicitation, and Non-Recruitment Covenants. Executive recognizes and agrees that: (i) prior to Executive’s employment with Company, Executive had no business or other relationships with any prior, current or prospective clients or vendors of Company; (ii) Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (iii) the Confidential Information and Company’s business goodwill are valuable assets to Company and give Company a competitive advantage over others who do not have this information; and (iv) any unauthorized use or disclosure of Company’s Confidential Information and/or damage to Company’s business goodwill would cause irreparable harm to Company for which there is no adequate remedy at law. For these reasons, Executive agrees that to protect Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants. During the Non-Competition Period (defined below), Executive, individually or as a principal, director, officer, partner, manager, contractor, Executive, lender, investor, volunteer or in any other manner or capacity whatsoever, shall not, directly or indirectly:

(a)          Become employed by, invest in, finance, advise, endorse, perform services for, or otherwise engage in any capacity with a Competing Business in the Restricted Area; provided that the ownership by Executive of any stock listed on any national securities exchange of any corporation conducting a Competing Business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Executive does not exceed two percent (2%) of the total outstanding stock of such corporation. Executive shall be deemed to be engaging in business in the Restricted Area if Executive on behalf or for the benefit of any Competing Business uses any electronic or digital device that is physically located in the Restricted Area to communicate with any person, whether or not such other person is physically located in the Restricted Area, or on behalf or for the benefit of any Competing Business, Executive uses any telecommunication device located outside the Restricted Area to communicate with any person located in the Restricted Area;

(b)          Solicit business from, attempt to transact business with, or transact business with, except on behalf of Company during Executive’s employment with Company, any current or prospective client, investor or business partner of Company which: (i) Executive contacted, called on, serviced, did business with or had contact with during Executive’s employment with Company; or (ii) Executive learned of or obtained Company’s Confidential Information about during Executive’s employment with Company. This restriction applies only to soliciting, attempting to transact business, or transacting business for a Competing Business. Additionally, Executive agrees that, among other actions, any notification, update or other communication to any such current or prospective client, investor or business partner of Executive’s non-employment with Company or Executive’s relationship or status with any Competing Business – whether such notification or update is through LinkedIn, Facebook, any other social media outlet, email, letter or by any other method – constitutes a solicitation of business and an attempt to transact business with such current or prospective client, investor or business partner; and/or

(c)          Hire, solicit for employment, contract with, or induce or encourage to leave the employment or contracting relationship with Company, on behalf of Executive or any other person or entity, any employee or independent contractor of Company or any former contractor or employee of Company, unless such former contractor or former employee’s relationship with Company has been terminated for at least twelve (12) months as of the time of such hiring, solicitation, contracting, inducement or encouragement.

(d)          “Non-Competition Period” means during the Executive’s employment with Company and for a period of one year after the Executive’s employment with Company ceases for whatever reason. “Competing Business” or “Business” means any individual, entity or business that provides the same or similar services and products as Company, which includes, without limitation, the development, manufacture, marketing and/or selling of lenses and/or eyewear; any goods or services that are the same or substantially the same as the goods and/or services provided by Company; and any other line of business in which Company becomes involved or takes steps to become involved during Executive’s employment with Company, provided that Executive has knowledge of Company becoming involved in such other line of business or any of the steps taken by Company to become involved in such other line of business. As Company’s products are sold at retail locations throughout the United States of America and internationally, “Restricted Area” for purposes of this Agreement is: (i) any county, parish or similar political subdivision: (A) in which the Executive performed any services for Company during Executive’s employment with Company; concerning which the Executive received Company’s Confidential Information regarding Company’s business during Executive’s employment with Company (e.g. Company provided Executive with information about Company’s plan to expand into such geographic area, Company provided Executive with confidential data about relevant market within the geographic area, etc.); (C) in which an office of Company is located for which the Executive had supervisory or managerial responsibilities during Executive’s employment with Company; or (D) in which any Company office or location is located that was the Executive’s primary office or an office from which the Executive regularly worked during Executive’s employment with Company or for which the Executive provided services; (ii) Texas; and (iii) the United States of America.

(e)          Executive acknowledges that the restrictions contained in Sections 4 and 5, in view of the nature of Company’s business and Company’s Confidential Information and business goodwill, are reasonable and necessary to protect Company’s legitimate business interests and goodwill. Therefore, Executive agrees that Company shall be entitled to a temporary restraining order and injunctive relief, without the posting of bond, restraining Executive from the commission of any breach of Sections 4 and/or 5 and to recover Company’s attorneys’ fees, witness fees, costs and expenses related to any breach or threatened breach of this Agreement or any action or proceeding brought relating to this Agreement. Nothing contained in this Agreement shall be construed as prohibiting Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of Sections 4 and/or 5 of this Agreement. If Executive violates any of the restrictions contained in Section 5, the Non-Competition Period will be suspended and will not run in favor of Executive until such time that Executive cures the violation to the satisfaction of Company. If Executive, in the future, seeks or is offered employment, or any other position with a Competing Business, Executive agrees to inform the Competing Business, before accepting employment or any other position, of the existence of the restrictions in Sections 4 and 5. Further, before taking any employment or other position with any Competing Business during the Non-Competition Period, Executive agrees to give prior written notice to Company of the name of such Competing Business. Company shall be entitled to advise such Competing Business of the provisions of Sections 4 and 5 and to otherwise deal with such Competing Business to ensure that the provisions of Sections 4 and 5 are enforced and duly discharged.

6.          Ownership of Information, Inventions, and Original Works. “Materials” means all ideas, inventions, works of authorship, concepts, processes, formulas, data, computer programs, improvements, discoveries, developments, designs, and techniques related to the Business or any current or planned line of business of Company that are authored, conceived, or reduced to practice by Executive, either alone or jointly with others, during Executive’s employment with Company. “Intellectual Property Rights” means patents, copyrights, trademarks, trade secrets, and moral rights. All Intellectual Property Rights in Materials shall be and shall remain owned by Company and shall be Confidential Information. To the extent applicable, the Materials are to be considered works made for hire, as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Executive hereby irrevocably assigns and shall be deemed to have assigned to Company all of Executive’s right, title and interest in and to any and all Materials, including any related Intellectual Property Rights, whether or not patentable or registrable under copyright or similar statutes. Executive recognizes that this Agreement does not require assignment of any Materials (i) developed entirely on the Executive’s own time; and (ii) developed without equipment, supplies, facility, trade secrets, or proprietary information of Company. Executive will promptly and fully disclose to Company any and all Materials at the time such Materials are first reduced to practice or first fixed in a tangible form. Executive will, at Company’s expense, assist Company to obtain and enforce United States and foreign Intellectual Property Rights relating to Materials. Executive will execute, verify and deliver documents and perform other acts as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. All inventions and works of authorship, if any, patented or unpatented, registered or unregistered, that the Executive made prior to the Effective Date that are not owned by Company are listed on an attachment hereto (hereafter referred to as the “Prior Materials”). If no such list is attached, Executive represents that the Executive does not own or possess any Prior Materials. Executive shall not use any Prior Materials in any manner in connection with the Business. If Executive incorporates Prior Materials owned by Executive, or in which Executive has an interest, into any Materials, Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (directly or indirectly) license to make, have made, modify, use, sell, have sold, copy, distribute, create derivative works, display, perform, and transmit such Prior Materials.

7.          Termination of Employment. The employment relationship between Executive and Company shall terminate and the Term shall terminate upon the occurrence of any one of the following events:

(a)          Death or Disability. Executive’s employment with Company shall be terminated effective immediately on the death or Disability of Executive. “Disability” shall mean that Executive is, (i) by reason of any medically determinable physical or mental impairment, unable to perform the essential functions of Executive’s job position with Company, with or without reasonable accommodation, for six (6) months – whether such six (6) months be continuous or intermittent – within a twelve (12) month period, (ii) determined to be disabled under the terms of any long-term disability plan in effect for Company employees at the applicable time, or (iii) determined to be disabled by the U.S. Social Security Administration.

(b)          Termination for Cause. Company may terminate Executive’s employment with Company for Cause, which termination shall be immediately effective upon written notice to Executive of such termination. “Cause” means Company’s termination of Executive’s employment upon the occurrence of any of the following events:

(i) Any act of fraud, misappropriation, embezzlement or dishonesty by Executive regarding any aspect of Company’s business;

(ii) The breach by Executive of this Agreement or any other agreement between Executive and Company, which breach, if curable, Executive fails to cure within thirty (30) days after written notice thereof from Company. If such breach is not curable, Company need not provide Executive notice of such breach and wait any cure period before termination of Executive’s employment;

(iii) Executive being charged with any felony or any crime of moral turpitude and which charge could, in the sole and reasonable judgment of Company, have an adverse effect on Company, Company’s reputation, and/or Executive’s ability to perform Executive’s job position with Company;

(iv) The failure of Executive to reasonably perform in all material respects Executive’s duties and responsibilities in Executive’s job position with Company and the failure of Executive to cure such failure within thirty (30) days after written notice thereof from Company;

(v) The failure or refusal of Executive to follow the reasonable lawful directives of Company, which, if curable, Executive fails or refuses to cure within thirty (30) days after written demand to perform such directives is delivered to Executive; or

(vi) Any act by Executive of gross negligence, intentional waste, disloyalty or unfaithfulness by Executive concerning Company or any breach by Executive of Executive’s fiduciary duties to Company or of Sections 4 or 5 of this Agreement.

(c)          Termination by Executive for any Reason. Executive may terminate Executive’s employment with Company during the Term for any reason upon provision of sixty (60) days advance written notice to Company. If Executive provides the sixty (60) days advance written notice of termination to Company, Company may elect for Executive to provide no further services to Company at any point during the sixty (60) day period after the provision of the advance written notice of termination (“Notice Period”). If Company makes this election, the date upon which Company makes this election Executive’s employment with Company shall be terminated effective immediately.

(d)          Termination by Company Without Cause. Company may terminate Executive’s employment with Company during the Term without Cause immediately upon written notice to Executive of such termination.

(e)          Termination by Expiration. The Executive’s employment with Company shall terminate immediately upon expiration of the Term, as provided in Section 2.

8.          Compensation Upon Termination. Upon the termination of Executive’s employment during the Term:

(a)          Executive shall be entitled to Executive’s Base Salary before the effective date of termination of Executive’s employment with Company (“Termination Date”), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period prior to the Termination Date. Company shall pay Executive the prorated Base Salary in accordance with applicable law, but no later than the next regular payday after the Termination Date;

(b)          Subject to the provisions of Section 16, Executive shall be entitled to any unreimbursed reasonable business expenses incurred by Executive prior to the Termination Date in accordance with Company’s then in effect business expense reimbursement policy and any amounts to which Executive is entitled to under Company’s benefit plans in accordance with the terms of such plans as they may exist from time to time, which any request for reimbursement and supporting documentation Executive must submit to Company within fourteen (14) days of the Termination Date and shall be paid to Executive within thirty (30) days of Company’s receipt of Executive’s request for reimbursement and appropriate supporting documentation.

(c)          By Company for Cause, death or Disability, by the Executive for any reason (including, without limitation, any actual or alleged constructive discharge), or because of expiration of the Term, Executive shall only receive the amounts and/or benefits listed in Sections 8(a) and (b), and Company shall not owe Executive any further compensation.

(d)          By Company for any reason other than Cause, death or Disability, Executive shall receive: (i) the amounts and/or benefits listed in Sections 8(a) and (b); and (ii) an amount equivalent to six (6) months of the Base Salary (“Severance Payments”). Company shall pay the amounts and/or benefits listed in Sections 8(a) and (b) as specified in those Sections. Company shall pay the Severance Payments to Executive in equal twice monthly payments in accordance with Company’s normal payroll practices, subject to all required and/or authorized withholdings and deductions, with the first payment being made to Executive on the first regular payroll date of the first month following the sixtieth (60th) day after the Termination Date and the remaining payments being made on Company’s regular payroll dates thereafter through the end of the six-month period immediately following the Termination Date, provided that the first payment shall include any amounts that would otherwise have been payable during the period between the Termination Date and the date of the first payment. Company’s obligation to make the Severance Payments to Executive is contingent upon Executive signing and not revoking a separation and release agreement in a form acceptable to Company and providing such signed separation and release agreement to Company no later than fifty (50) days after the Termination Date. For the avoidance of doubt, any expiration of the Term shall not be a termination by Company that would require any payments to Executive under this Section 8(d).

9.          Non-Disparagement. Executive agrees that Company’s goodwill and reputation are assets of great value to Company which were obtained through great cost, time and effort. Therefore, Executive agrees that during Executive’s employment with Company and after the termination of Executive’s employment for any reason, Executive will not in any way disparage, libel or defame Company, its business or business practices, its products or services, or its current, past or future employees, officers, directors or owners or interfere in any way with Company’s operations or any of Company’s relationships with Company’s employees, business partners, investors, vendors and/or independent contractors. This Section 9 does not prohibit Executive from providing truthful testimony, providing truthful information as legally required to do so, or participating in any governmental proceeding.

10.          No Expectation of Privacy. Executive understands and agrees that Executive has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including, without limitation, any stored, created or accessed computer files, information or communications, e-mail messages, text messages, and voice messages) and that Executive’s activity and any files, information, or communications on or use of any such systems may be accessed, monitored, copied, disclosed, used, and saved by Company at any time without notice to Executive.

11.          Entire Agreement. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any previous agreements, written or oral, between Executive and Company with regard to the subject matter of this Agreement. This Agreement may not be modified or amended orally, and any amendment or modification must be in writing and be signed by Executive and an authorized representative of Company. Executive represents and acknowledges that, in executing this Agreement, Executive did not rely, and has not relied, on any representation(s) by Company or any of its officers, directors, employees or representatives, except as expressly contained in this Agreement. Rather, Executive relied on Executive’s own judgment.

12.          Partial Invalidity and Reformation. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect. Executive further agrees that in the event any of the covenants contained in Section 5 are held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall reform the covenant and the Parties shall consider such covenant(s) and/or other provisions of Section 5 to be amended with respect to that particular jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained in Section 5 shall remain in full force and effect as originally written.

13.          Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of Executive, Company and any parents, subsidiaries, affiliated companies, successors or assigns of Company. Executive’s obligations under this Agreement shall be binding upon Executive’s heirs, executors and assigns.

14.          Survival and Nonwaiver. The obligations under Sections 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement shall continue in effect after the termination of Executive’s employment, regardless of the reason(s) for termination. Company’s waiver of any provision of the Agreement shall not constitute (a) a continuing waiver of that provision or (b) a waiver of any other provision of this Agreement.

15.          Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, and the Parties waive the application of conflicts of laws provisions or principles of any state or jurisdiction. Further, the prevailing Party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorney’s fees and court costs, in addition to any other recoveries allowed by law. Concerning any dispute arising out of or relating to this Agreement, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Dallas County, Texas or, if a mandatory venue provision is applicable, to the jurisdiction of any other federal or state court within the State of Texas required to hear such matter by any such applicable mandatory venue provision. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.          Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) or shall comply with the requirements of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Term, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Executive’s termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after Executive’s separation from service for any reason other than death, and (y) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

EXECUTIVE: PFO GLOBAL, INC.:

EXECUTIVE:	PFO GLOBAL, INC.:

Signature: /s/ Matt Cevasco	Signature:	/s/ Charles Posternak
Printed Name: Matt Cevasco	Printed Name:	Charles Posternak
Date: February 29, 2016	Title:	Director